UNITED STATE
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): June 6, 2013

                          SYNERGY RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

         Colorado                      001-35245                 20-2835920
  ------------------------       -------------------       --------------------
(State or other jurisdiction    (Commission File No.)      (IRS Employer
of incorporation)                                           Identification No.)

                                20203 Highway 60
                           Platteville, Colorado 80651
                   ------------------------------------------
          (Address of principal executive offices, including Zip Code)


                                       N/A
                   -----------------------------------------
          (Former name or former address if changed since last report)


Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[] Written communications pursuant to Rule 425 under the Securities Act (17
   CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
   240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02  Departure of Directors or Certain Officers;  Election of Directors;
           Appointment  of  Certain  Officers;   Compensatory  Arrangement  of
           Certain Officers.

     On June 6, 2013 Synergy entered into a new employment agreement with Ed Holloway, Synergy's President and Chief Executive Officer. The employment agreement, which is effective June 1, 2013 and expires on May 31, 2016, provides that Synergy will pay Mr. Holloway an annual salary of $420,000 and requires Mr. Holloway to devote approximately 80% of his time to Synergy. In addition, for every 50 wells that begin producing oil and/or gas after June 1, 2013, whether as the result of Synergy's successful drilling efforts or acquisitions, Synergy will pay Mr. Holloway $100,000 up to a maximum $300,000 during any 12 month period, provided that:

     o each horizontal well that meets the criteria above will count toward seven wells (as adjusted to reflect the Company's net working interest in each horizontal well), and

     o the unpaid balance pertaining to any wells included in the previous "50 well bonus program" that first began producing commercial quantities of oil and/or gas as a result of the successful drilling efforts, or as the result of a completed acquisition by the Company, during the three year period ended May 31, 2013, will be counted toward the 50 net well limit applicable for the period beginning June 1, 2013.

     The employment agreement will terminate upon Mr. Holloway's death, disability or for cause. If the employment agreement is terminated for any of these reasons, Mr. Holloway, or his legal representatives as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

     For purposes of the employment agreement, "cause" is defined as:

     (i) the conviction of Mr. Holloway of any crime or offense involving fraud or moral turpitude which significantly harms Synergy;

     (ii) the refusal of Mr. Holloway to follow the lawful directions of Synergy's Board of Directors;

     (iii) Mr. Holloway's negligence which shows a reckless or willful disregard for the reasonable business practices and significantly harms Synergy; or

     (iv) a breach of the employment agreement by Mr. Holloway.

     The employment agreement will constructively terminate if a Change of Control event has occurred.

     For purposes of the employment agreement "Change of Control" is defined as:

     (i) a merger, consolidation or reorganization resulting in Synergy's shareholders controlling less than 50% of the successor corporation;

     (ii) the sale of substantially all of Synergy's assets;

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     (iii) the  acquisition  of more than 50% of Synergy  by a tender  offer not approved by the Board of Directors; and

     (iv) a substantial change in the Board of Directors over a 36 month period.

     In the event of a Change in Control, Mr. Holloway can resign as an employee of Synergy and the Company will pay Mr. Holloway the greater of twelve months of salary or the amount due under the employment agreement. Whether or not Mr. Holloway resigns as a result of a Change in Control event, all options or bonus shares of Synergy held by Mr. Holloway will become fully vested.

     On June 6, 2013 Synergy also entered into a new employment agreement with William E. Scaff, Jr., Synergy's Vice President and Secretary/Treasurer. The employment agreement, which is also effective June 1, 2013 and expires on May 31, 2016, provides that Synergy will pay Mr. Scaff an annual salary of $420,000 and requires Mr. Scaff to devote approximately 80% of his time to Synergy. In addition, for every 50 wells that begin producing oil and/or gas after June 1, 2013, whether as the result of Synergy's successful drilling efforts or acquisitions, Synergy will pay Mr. Scaff $100,000 up to a maximum of $300,000 during any 12 month period, provided that:

          o each horizontal well that meets the criteria above will count toward seven wells (as adjusted to reflect the Company's net working interest in each horizontal well), and

          o the unpaid balance pertaining to any wells included in the previous "50 well bonus program" that first began producing commercial quantities of oil and/or gas as a result of the successful drilling efforts, or as the result of a completed acquisition by the Company, during the three year period ended May 31, 2013, will be counted toward the 50 net well limit applicable for the period beginning June 1, 2013.

     The provisions of Mr. Scaff's employment agreement regarding termination and change in control are identical to those in Mr. Holloway's employment agreement.

     The employment agreements with Mr. Holloway and Mr. Scaff were approved by Synergy's Compensation Committee and Board of Directors.

     In addition, Synergy's Compensation Committee and Board of Directors approved extending the expiration dates of 1,000,000 stock options granted to Ed Holloway and 1,000,000 stock options granted to William. E. Scaff, Jr. from June 1, 2013 to June 1, 2016. The stock options are exercisable at $1.00 per share and can be exercised on a "cashless" basis.

Item 9.01     Financial Statements and Exhibits

  Exhibit Number        Description

     10.1               Employment Agreement with Ed Holloway
     10.2               Employment Agreement with William E. Scaff, Jr.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  June 6, 2013

                                 SYNERGY RESOURCES CORPORATION


                                 By:  /s/ Frank L. Jennings
                                      ----------------------------------
                                      Frank L. Jennings, Principal Financial
                                      Officer



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                          SYNERGY RESOURCES CORPORATION

                                    FORM 8-K

                                    EXHIBITS